SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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POTOMAC BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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POTOMAC BANCSHARES, INC.
Charles Town, West Virginia

NOTICE OF REGULAR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 15, 2012

To the Shareholders:

     The Regular Annual Meeting of Shareholders of Potomac Bancshares, Inc. ("Potomac") will be held at the Quality Hotel Conference Center, Harpers Ferry, West Virginia, at 10:30 a.m., on May 15, 2012 for the purposes of considering and voting upon proposals:

1.	To elect a class of directors for a term of three years;

2.	To ratify the selection by the Board of Directors of Yount, Hyde & Barbour, P.C., as independent registered public accountants for the year 2012; and

     To approve any other business that may properly be brought before the meeting or any adjournment thereof.

     Only those shareholders of record at the close of business on March 20, 2012, shall be entitled to notice of the meeting and to vote at the meeting.

By Order of the Board of Directors

Robert F. Baronner, Jr.
President and Chief Executive Officer

PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU HAVE THE OPTION TO WITHDRAW YOUR PROXY BEFORE IT IS VOTED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2012 - THE PROXY STATEMENT AND 2011 ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM.

April 3, 2012

POTOMAC BANCSHARES, INC.
111 EAST WASHINGTON STREET
P.O. BOX 906
CHARLES TOWN, WEST VIRGINIA 25414-0906
(304) 725-8431

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS – MAY 15, 2012

     Potomac Bancshares, Inc. is furnishing this statement in connection with its solicitation of proxies for use at the annual meeting of shareholders of Potomac Bancshares, Inc. to be held on May 15, 2012, at the time and for the purposes set forth in the accompanying notice of regular annual meeting of shareholders.

Solicitation of Proxies

     Potomac’s management, at the direction of Potomac’s Board of Directors, is making this proxy solicitation. These proxies enable shareholders to vote on all matters scheduled to come before the meeting. If the enclosed proxy is signed and returned, it will be voted as directed; or if not directed, the proxy will be voted "FOR" all of the various proposals to be submitted to the vote of shareholders described in the enclosed notice of regular annual meeting and this proxy statement. A shareholder executing the proxy may revoke it at any time before it is voted by:

  notifying Potomac in person,

  giving written notice to Potomac of the revocation of the proxy,

  submitting to Potomac a subsequently-dated proxy, or

  attending the meeting and withdrawing the proxy before it is voted at the meeting.

     Potomac will pay the expenses of this proxy solicitation. In addition to this solicitation by mail, officers and regular employees of Potomac and Bank of Charles Town may, to a limited extent, solicit proxies personally or by telephone or telegraph, although no person will be engaged specifically for that purpose.

Eligibility of Stock for Voting Purposes

     Under Potomac’s bylaws, the Board of Directors has fixed March 20, 2012, as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting or any adjournment thereof. On that day, there were issued and outstanding 3,390,178 shares of common stock. The presence, in person, or by properly executed proxy, of the holders of a majority of the outstanding shares of the company’s common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Abstentions will be counted as shares present for purposes of determining the presence of a quorum. Any shares held in street name that are not voted (“broker non-votes”) in the election of directors will not be included in determining the number of votes.

     As of the record date for the annual meeting, 3,390,178 shares of the capital stock of Potomac were outstanding and entitled to vote. The principal holders of Potomac common stock are discussed under the section of this proxy statement entitled, "Principal Holders of Voting Securities". As of the record date, Potomac had a total of approximately 1,100 shareholders of record.

PURPOSES OF MEETING

1. ELECTION OF DIRECTORS

General

     Potomac’s articles of incorporation currently provide for a classified Board of Directors. There are three classes with each being elected for a three-year term. There are presently 12 directors on the Board, three of whom are nominees for election at the 2012 annual meeting. Each director (Berkeley, Merson, and Skinner) are being elected for a term of three years. William Harner is retiring from the Board of Directors and Barbara L. Scott has been nominated as a new director to serve for a three year term. None of the nominees is an employee director.

     Directors are elected by a plurality of the shares voted. As required by West Virginia law, each share is entitled to one vote per nominee, unless a shareholder requests cumulative voting for directors at least 48 hours before the meeting. If a shareholder properly requests cumulative voting for directors, then each shareholder will have the right to vote the number of shares owned by that shareholder for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as the shareholder sees fit. If any shares are voted cumulatively for the election of directors, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. For all other purposes, each share is entitled to one vote. Because director nominees must receive a plurality of the votes cast at the meeting, a vote withheld will not affect the outcome of the election.

     The Board of Directors has a nominating committee tasked with identifying potential Board of Director members. The nominating committee makes nominations based upon its belief that candidates for director should have certain minimum qualifications, including:

  Directors should be of the highest ethical character.

  Directors should have excellent personal and professional reputations in the company’s market area.

  Directors should be accomplished in their professions or careers.

  Directors should be able to read and understand financial statements and either have knowledge of, or the ability and willingness to learn, financial institution law.

  Directors should have relevant experience and expertise to evaluate financial data and provide direction and advice to the Chief Executive Officer and the ability to exercise sound business judgment.

  Directors must be willing and able to expend the time to attend meetings of the Board of Directors of the company and the bank and to serve on Board committees.

  The Board of Directors will consider whether a nominee is independent, as legally defined. In addition, directors should avoid the appearance of any conflict and should be independent of any particular constituency and be able to serve all shareholders of the company.

  Because the directors of the company also serve as directors of the bank, a majority of directors must be residents of West Virginia, as required by state banking law.

  Directors must be acceptable to the company’s and the bank’s regulatory agencies, including the Federal Reserve Board, the Federal Deposit Insurance Corporation and the West Virginia Division of Banking and must not be under any legal disability which prevents them from serving on the Board of Directors or participating in the affairs of a financial institution.

  Directors must own or acquire sufficient capital stock to satisfy the requirements of federal law, state law and the bylaws of Potomac.

  Directors must be at least 21 years of age.

     The nominating committee reserves the right to modify these minimum qualifications from time to time, except where the qualifications are required by the laws relating to financial institutions.

     The process of identifying and evaluating nominees is as follows: In the case of incumbent directors whose terms are set to expire, the committee considers the directors’ overall service to the company during their term, including such factors as the number of meetings attended, the level of participation, quality of performance and any transactions between such directors of the company and the bank. The Board also reviews the payment history of loans, if any, made to such directors of the bank to ensure that the directors are not chronically delinquent and in default. The committee considers whether any transactions between the directors and the bank have been criticized by any banking regulatory agency or the bank’s external auditors and whether corrective action, if required, has been taken and was sufficient. The nominating committee also confirms that such directors remain eligible to serve on the Board of Directors of a financial institution under federal and state law. For new director candidates, the committee uses its network of contacts in the company’s market area to compile a list of potential candidates. The committee then meets to discuss each candidate and whether he or she meets the criteria set forth above. The committee then discusses each candidate’s qualifications and chooses a candidate by majority vote.

     The committee will consider director candidates recommended by shareholders, provided that the recommendations are received at least 120 days before the next annual meeting of shareholders which is January 21, 2013 for the 2013 annual meeting. In addition, the procedures set forth below are to be followed by shareholders submitting nominations. The committee does not intend to alter the manner in which it evaluates candidates, regardless of whether or not the candidate was recommended or nominated by a shareholder.

     Potomac’s bylaws provide that nominations for election to the Board of Directors, other than those made by or on behalf of Potomac’s existing management, must be made by a shareholder in writing delivered or mailed to the President not less than 14 days nor more than 50 days prior to the meeting called for the election of directors; provided, however, that if less than 21 days' notice of the meeting is given to shareholders, the nominations must be mailed or delivered to the President not later than the close of business on the 7th day following the day on which the notice of meeting was mailed. The notice of nomination must contain the following information, to the extent known:

  name and address of nominee(s);

  principal occupation of nominee(s);

  total shares to be voted for each nominee;

  name and address of notifying shareholder;

  number of shares owned by notifying shareholder; and

  consent of such nominee(s) to being named in the proxy statement as a nominee and to serving as such a director, if elected.

     Nominations not made in accordance with these requirements may be disregarded by the chairman of the meeting and in such case the votes cast for each such nominee will likewise be disregarded.

     Although neither the Board of Directors of Potomac Bancshares, Inc. nor Bank of Charles Town has a formal diversity policy, both of the Boards of Directors recognize the need for diversity on the respective Boards of Potomac Bancshares and Bank of Charles Town. Accordingly, diversity is considered when nominating Board members. We view diversity broadly to include differences in race, gender, ethnicity, age, viewpoint, professional experience, educational background, skills, knowledge of Potomac’s and Bank of Charles Town’s market areas, professional contacts and other personal attributes that can encourage and maintain Board effectiveness. In selecting a director nominee, we focus on skills, expertise or background that would complement the existing Board and allow for differing perspectives, recognizing that Potomac’s businesses and operations are centered in the Eastern Panhandle region of West Virginia.

     The table beginning on page 7 of this proxy statement contains background information on each director nominee.

Committees of the Board

     Potomac’s Board of Directors has a standing audit committee and an asset/liability/investment management committee. Other functions of Board committees for Potomac have been carried out by the Board of Directors as a whole or through committees of the Board of Directors of Bank of Charles Town. While there is no such requirement, the Boards of Directors of the bank and Potomac are, and have at all times been, identical.

     The report of the audit committee is given on pages 6 and 7 of this proxy statement.

     The audit committee consists of five independent directors: Dr. Keith Berkeley, J. Scott Boyd, Guy Gareth Chicchirichi, Mary Clare Eros and Barbara H. Pichot. All members of the committee meet the NASDAQ definition for independence. That definition is attached hereto as Exhibit B. The audit committee is appointed and approved by the Boards of Potomac and the bank. The committee is to assist these Boards in monitoring (1) the integrity of the financial statements of the company, (2) the compliance by the company with legal and regulatory requirements, (3) the independence of the company’s internal and external auditors and (4) the effectiveness of internal controls and procedures. During 2011, the audit committee held seven regular meetings.

     The company’s Board of Directors has determined that Barbara H. Pichot meets the requirements of an audit committee financial expert for 2011 and 2012 as defined by the Securities and Exchange Commission.

     The asset/liability/investment management committee consists of nine members: Robert F. Baronner, Jr., Guy Gareth Chicchirichi, Dean Cognetti, William R. Harner, Tim Lewis, Brent Milbourne, Arch A. Moore III, C. Larry Togans and Bernadine Wean. The asset/liability/investment committee is appointed and approved by the Boards of Potomac and the bank. This committee is comprised of Board members and officers whose responsibilities are to manage the balance sheet of the bank by maximizing and maintaining the spread between interest earned and interest paid while assuming acceptable business risks and ensuring adequate liquidity. The committee recommends investment policies to the Board and reviews investments as necessary. This committee held four meetings during 2011.

     The bank has a standing compliance committee, personnel committee, trust committee, trust investment review committee, merger and acquisition committee, executive committee, information technology (IT) committee, Sarbanes-Oxley 404 (SOX 404) steering committee and nominating committee.

     The compliance committee consists of 13 members: Robert F. Baronner, Jr., Margaret Cogswell, Kim Desarno, Misty Harder, Kevin Haymaker, Joshua Householder, Marcia Lerch, Tim Lewis, Susan Myers, David S. (Joe) Smith, Selene Stevens and Bernadine Wean. The committee is responsible for overseeing compliance of the bank with all applicable federal and state regulations. This committee held four meetings in 2011.

     The personnel committee consists of six members: one employee, Diane Armstrong; one employee director, Robert F. Baronner, Jr. (ex-officio); and four independent directors, Dr. Keith Berkeley, J. Scott Boyd, Guy Gareth Chicchirichi and John C. Skinner, Jr. The independence definition attached as Exhibit B is also applicable for personnel committee independent members. The committee operates under the same charter as the company. The personnel committee's responsibilities include evaluating staff performance and requirements, reviewing salaries, and making necessary recommendations to the Board regarding these responsibilities. The committee held one meeting in 2011. The executive officer who serves on this committee did not make recommendations or participate in meetings relating to his own salary. See "Personnel Committee Report on Executive Compensation.”

     The trust committee consists of eight members: Robert F. Baronner, Jr., John P. Burns, Jr., Leslie Crabill, William R. Harner, John C. Skinner, Jr., David S. (Joe) Smith, C. Larry Togans and Deborah A. Watts. The trust committee is responsible for the general supervision of the fiduciary activities performed by One Financial Center in order to ensure proper administration of all aspects of the bank's fiduciary business. One Financial Center includes the Trust Department and BCT Investments. The committee sets forth prudent policies and guidelines under which the department can fulfill its fiduciary responsibilities in a timely and efficient manner and meet state and federal regulatory requirements. The committee makes periodic reports to the Board of Directors and oversees the activities of the trust investment review committee. The trust committee held six regular meetings in 2011. This committee is comprised of Board members and officers.

     The trust investment review committee, consisting of three trust officers, Leslie Crabill, David S. (Joe) Smith and Deborah A. Watts, and two directors, William R. Harner and C. Larry Togans, meets regularly to review investments in trust accounts and to determine that these investments remain within the guidelines of the account. This committee held 12 meetings during 2011.

     The merger and acquisition committee consists of five members: Robert F. Baronner, Jr., Guy Gareth Chicchirichi, Mary Clare Eros, Barbara H. Pichot, and John C. Skinner, Jr. The committee has the authority to review and recommend merger and acquisition transactions and investment transactions proposed by management to the full Board of Potomac Bancshares, Inc. The committee held one meeting in 2011.

     The executive committee consists of nine members: Robert F. Baronner, Jr., Dr. Keith Berkeley, J. Scott Boyd, John P. Burns, Jr., Mary Clare Eros, William R. Harner, Stanley L. Merson, John C. Skinner, Jr. and C. Larry Togans. This committee meets on an as needed basis to review and approve loans that exceed the Chief Executive Officer’s lending authority. This committee held eight meetings in 2011.

     The IT (Information Technology) committee consists of 12 members: Robert F. Baronner, Jr., Clara Carroll, Margaret Cogswell, Kim Desarno, Josh Householder, Tim Lewis, Brent Milbourne, Susan S. Myers (ex-officio), Selene Stevens, Matt Stickel, Shawn Stotler and Bernadine Wean. The committee’s responsibilities are to prioritize major IT projects, establish IT policies and procedures, identify technology related opportunities, and set IT standards that insure cost effective and efficient operations. This committee held eleven meetings in 2011.

     The SOX 404 steering committee consists of ten regular members: Robert F. Baronner, Jr., Arch A. Moore, III, Dean Cognetti, Tim Lewis, Susan S. Myers, Barbara H. Pichot, David (Joe) Smith, Selene Stevens, Shawn Stotler and Bernadine Wean. One additional non-voting committee member attends on an as needed basis Gayla Anderson of Bank of Charles Town. The SOX 404 steering committee is responsible for assisting with and reviewing project goals and timelines, reviewing and approving the mapping process of significant accounts, and reviewing SOX 404 documentation and testing materials to ensure that the bank will be in compliance with Section 404 of the Sarbanes-Oxley Act. This committee held no meetings in 2011.

     The nominating committee consists of six members: Robert F. Baronner, Jr., J. Scott Boyd, John P. Burns, Jr., Guy Gareth Chicchirichi, Margaret Cogswell, and John C. Skinner, Jr. This committee’s responsibility is to recommend candidates for positions on the Boards of Potomac and the bank. This committee held three meetings during 2011.

     The Boards of Directors of Potomac and the bank have regular monthly meetings the second Tuesday of each month and a regular organizational meeting each May. The Potomac and bank Boards each met for 13 regular meetings in 2011. Special meetings are held by each Board from time to time as required. There were no special meetings held by either Board in 2011. During the year, each of the directors attended at least 75% of all meetings of the Boards of Potomac and the bank and all committees of the Boards on which they served.

Audit Committee Report

     The members of the audit committee are all independent in accordance with the requirements of NASDAQ.

     The audit committee oversees Potomac’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

     The audit committee has reviewed and discussed the audited financial statements with management, discussed with the independent auditor the matters required by SAS 61 as amended, received communications from the independent auditor as to its independence, and discussed independence with the auditor.

     The audit committee has received the written disclosures and the letter from the independent accountant required by Independence Standards Board No. 1, “Independence Discussions with Audit Committees”, and has discussed with the independent accountant the independent accountant’s independence.

     Based on its review and discussions with management and the independent auditor, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K filed by the company.

     The audit committee and the Board of Directors have adopted a written charter for the audit committee which is included as Exhibit A at the end of this proxy statement.

     The following fees were paid to Yount, Hyde & Barbour, P.C., Potomac Bancshares, Inc.’s independent registered accounting firm, for services provided to the company for the fiscal years ending December 31, 2011 and 2010.

	2011		2010
	Fees	Percentage	Fees	Percentage
Audit fees	$55,500	49.5%	$52,725	49.1%
Audit-related fees	50,612	45.1%	48,863	45.5%
Tax fees	6,000	5.4%	5,800	5.4%

	$112,112	100.0%	$107,388	100.0%

A description of these fees is as follows:

  Audit fees consist of audit and review services and review of documents filed with SEC.

  Audit-related fees consist of agreed upon procedures related to the Trust Department’s Regulation 9 examination, ACH and vulnerability assessment, audit of the pension plan, information technology attestation, and consultation concerning financial accounting and reporting standards.

  Tax fees consist of preparation of federal and state tax returns and consultation regarding tax compliance issues.

     The audit committee of the Board believes that the non-audit services provided by Yount, Hyde & Barbour are compatible with maintaining the auditor’s independence. The audit committee charter requires that the audit committee pre-approve all services performed by the independent auditors. However, the pre-approval requirement is waived for non-audit services if the amount of the non-audit service is not more than 5% of the total amount paid to the independent auditors during the fiscal year in which the services are provided and such services were not recognized at the time of the engagement to be non-audit services and such services are promptly brought to the committee’s attention and approved prior to the completion of the audit. All of the services described above for which Yount, Hyde & Barbour, P.C., billed the company for the fiscal year ended December 31, 2011, were pre-approved by the company’s audit committee. For the fiscal year ended December 31, 2011, the company’s audit committee did not waive the pre-approval requirement of any non-audit services to be provided to the company by Yount, Hyde & Barbour, P.C.

     This report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Potomac specifically incorporates this report by reference, and shall not otherwise be filed with such Acts.

Barbara H. Pichot, CPA, Chairperson
Dr. Keith Berkeley
J. Scott Boyd
Guy Gareth Chicchirichi
Mary Clare Eros

March 19, 2012

Management Nominees to the Board of Potomac

Nominees	Age	Served As Director of Potomac Since	Family Relationship With Other Nominees	Year in Which Term Expires	Principal Occupation or Employment Last Five Years
Dr. Keith Berkeley	53	2008	None	2012	Veterinarian, President of Valley Equine Associates, Jefferson County, W.V.

Stanley L. Merson	55	2010	None	2012	Vice President and CFO of RLO Contractors, Inc., 2007-Present, President, Sandy Spring Mortgage Corporation, 1997-2007.

Barbara L. Scott	63		None	- -	President of Summit Point Raceway Associates, Inc. and BSR, Inc., 2009-Present. Managing Member of Summit Point Automotive Research Center, LLC.

John C. Skinner, Jr.	70	1994	None	2012	Chairman of the Board, Potomac Bancshares, Inc. and Bank of Charles Town; Attorney, Skinner Law firm, Jefferson County, West Virginia; bank Attorney since 1986; Potomac attorney since 1994.

The Board of Directors recommends that shareholders vote “For” all the nominees listed above.

Directors Continuing to Serve Unexpired Terms

Directors	Age	Served As Director of Potomac Since	Family Relationship With Other Nominees	Year in Which Term Expires	Principal Occupation or Employment Last Five Years
Robert F. Baronner, Jr.	53	2001	None	2014	Employed by bank as of 1/1/01 as President and Chief Executive Officer.

J. Scott Boyd	55	1999	None	2013	Pharmacist, owner Jefferson Pharmacy, Inc., Jefferson County, West Virginia since 1982; Pharmacist, owner JSB Enterprises, Inc. Dba South Berkeley Pharmacy, Berkeley County, West Virginia since 2006; President and Chairman of Board of Directors of In Home Medications West Virginia, Inc; President Mountain Spring Properties, LLC.

John P. Burns, Jr.	70	1994	None	2013	Owner/operator of a beef and grain farm in Jefferson County, West Virginia; Director Emeritus, Jefferson County Fair Association; past President, Jefferson County Fair Association; past Director and past Chairman, Valley Farm Credit.

Guy Gareth Chicchirichi	70	1994	None	2014	Executive Manager, Guy’s Buick-Pontiac-GMC, Inc., Jefferson County, West Virginia; charter member of Charles Town Rotary Club.

Margaret Cogswell	53	2003	None	2014	Chief Executive Officer, Hospice of the Panhandle, Berkeley, Hampshire, Jefferson and Morgan Counties, West Virginia since 1987.

Mary Clare Eros	65	2008	None	2014	Retired and Of Counsel, Jackson Kelly PLLC; Employed at Jackson Kelly PLLC from 1981 to 2007.

Barbara H. Pichot	64	2004	None	2013	Controller, Potomac Construction Industries, Inc. March 1, 2009 to 2011. Certified public accountant, retired partner CoxHollida LLP, a public accounting firm in Berkeley County, West Virginia, 1981-2006; past President, Hospice of the Panhandle; past Chair Board of Governors, Shepherd University.

C. Larry Togans	65	2004	None	2013	Retired Deputy, Branch of Human Resources, U. S. Geological Survey, employed 1973 to 2001.

Directors retiring at the end of their term.

William R. Harner	71	1994	None	2012	Employed at bank 1967 to 2004; Senior Vice President and Cashier 1988 to 2004 (retired); Senior Vice President and Secretary of Potomac 1994 to 2004; Member Board of Governors of Shriner’s Hospital for Children, Philadelphia, PA since 2004.

     Mr. John C. Skinner, Jr. is the Chairman of the Board of Directors of Potomac and the bank. Mr. Skinner was chosen as a director for his personal and professional reputation in the community of Jefferson County, West Virginia where he has been an attorney for 44 years. Mr. Skinner is a graduate of West Virginia University and the West Virginia University Law School. In addition to his professional experience and perspective, Mr. Skinner brings knowledge of the company’s market area through his business experience. For his role as Chairman of the Board, Mr. Skinner provides strong leadership and organizational skills which he obtained through his experiences as an attorney, as a businessman and as a member of several non-profit and civic organizations. His legal knowledge is valuable when dealing with the legal and ethical issues that arise from time to time.

     Mr. Robert F. Baronner, Jr. was elected to the Board of Directors after being named President and Chief Executive Officer of Potomac and Bank of Charles Town in 2001. Mr. Baronner was chosen to represent management’s perspective on the Board of Directors. Mr. Baronner has worked in the banking industry for almost 25 years. In addition, he is currently on the FDIC Community Bankers Advisory Committee, Board of Directors of West Virginia University Hospitals-East in Martinsburg, West Virginia, and is the past President of the West Virginia Community Bankers Association. Mr. Baronner should continue on the Board of Directors due to his continued service as President and CEO, his extensive experience and expertise in managing financial institutions and his extensive knowledge of Potomac’s and Bank of Charles Town’s operations.

     Dr. Keith Berkeley has served on the Board of Directors since July 2008. He has been a veterinarian and business owner in the Eastern Panhandle of West Virginia for approximately 20 years. Dr. Berkeley earned his Doctor of Veterinary Medicine from the Tuskegee Institute. Dr. Berkeley was elected to the Board for his business experience and his knowledge of Potomac’s and Bank of Charles Town’s market areas by virtue of his relationship with the community through his veterinary practice. Dr. Berkeley should remain on the Board because of his track record as a successful businessman and for his relationship with a large portion of the community. In addition, Dr. Berkeley has attended the West Virginia Community Bankers Directors College to further his own knowledge of the banking industry and his responsibilities as a Director.

     J. Scott Boyd is a pharmacist and owner of one pharmacy in both Berkeley and Jefferson Counties. Mr. Boyd is a graduate of the West Virginia University School of Pharmacy. Mr. Boyd was chosen for his experience as a business owner and his knowledge of the market areas of Potomac and Bank of Charles Town in both Berkeley and Jefferson Counties. He should remain on the Board of Directors because of his 29 years of business experience as well as his contacts with an array of persons from the communities the bank serves.

     John P. Burns, Jr. is a lifelong resident of Jefferson County. He has made his living in the farming industry for over 52 years. Mr. Burns was originally elected to the Board at a time when agriculture was the largest industry in the bank’s market area. He is a valuable member of the Board because of his understanding of the members of the farming community and the farming industry. As a result of his experience in operating a beef and grain farm, Mr. Burns has significant management abilities. He should remain on the Board to continue to represent the perspective of the farming industry and his management experience. Although farming is no longer the largest industry in the Eastern Panhandle of West Virginia, it remains an integral part of the local economy.

     Guy Gareth Chicchirichi is a lifelong resident of Jefferson County, West Virginia and the owner of a local automobile dealership for over 43 years. Mr. Chicchirichi was elected to the Board of Directors for both his professional background and personal attributes. Mr. Chicchirichi has taken college level courses in accounting, finance and management, and has also participated in educational workshops through General Motors Corporation dealing with accounting, finance and management in the automotive industry. Mr. Chicchirichi is also involved in various community organizations such as the Rotary Club of Charles Town, West Virginia, of which he is a charter member. He should continue as a director for his unique perspective of the automotive industry. Additionally, through his involvement in community organizations, he has knowledge of Potomac’s and the bank’s market areas, as well as knowledge of the Jefferson County, West Virginia economy and its local leaders.

     Margaret Cogswell is Chief Executive Officer of Hospice of the Panhandle. She has an Associate of Science degree in Nursing from Shepherd College. Ms. Cogswell brings a unique perspective of someone that has been involved in non-profit organizations most of her adult life and as a result, has a number of contacts within the company’s and the bank’s market area in Jefferson and Berkeley Counties, West Virginia. Her duties as CEO include management of a $13 million budget and a paid staff of 130 people. Ms. Cogswell should remain on the Board because she is and has been involved with the non-profit community and her management experience is a valuable asset to the Board of Directors. She has attended the West Virginia Community Bankers Directors College to further her knowledge of the banking industry and her responsibilities as a Director.

     Mary Clare Eros is a retired attorney. Ms. Eros was chosen as a Board member due to her specific experience in representing financial institutions during her 25 years of law practice. Ms. Eros received her doctor of jurisprudence degree (law) from Georgetown University Law School in Washington, D.C. Her area of expertise in her law practice involved advising banks with regard to consumer protection laws and representing banks and lending institutions in large commercial transactions. In addition, Ms. Eros was the Managing Member of the Martinsburg, West Virginia office of Jackson Kelly PLLC (Attorneys at Law), and as part of her duties routinely reviewed financial information. Ms. Eros should continue as a Board member due to her extensive legal experience in representing financial institutions.

     Stanley L. Merson has over 25 years of banking experience with Sandy Spring Bank in Maryland. He was instrumental in establishing the commercial lending division and eventually worked his way up to the position of President of Sandy Spring Mortgage Corporation. Mr. Merson is a graduate of the Stonier School of Banking and the American Bankers Association Graduate Commercial Lending School. Mr. Merson was appointed to the Board because of his extensive knowledge of banking and, in particular, commercial lending. Mr. Merson should remain on the Board due to his knowledge of banking, his accounting background and his experience within the business community.

     Barbara H. Pichot is a Certified Public Accountant, and retired partner with CoxHollida LLP. Ms. Pichot has over 25 years of experience in public accounting and as the controller of a concrete manufacturing facility. She is a graduate of Shepherd College with a degree in accounting and was elected to the Board for her financial and accounting expertise. She currently serves as the company’s Audit Committee financial expert. Ms. Pichot should continue to serve on the Board of Directors because of her knowledge of accounting and audit procedures and her business acumen. She has attended the West Virginia Community Bankers Directors College to further her knowledge of the banking industry and her responsibilities as a Director.

     The director nominee Barbara L. Scott is President of Summit Point Raceway Associates Inc. (SPRA) and BSR Inc. These are the operating entities for the 785 acre Summit Point Motorsports Park located in Summit Point, West Virginia. SPRA hosts motorsport events to include amateur road racing for sports cars, motorcycles and karts. BSR Inc. provides specialty and anti-terrorist driver training programs for government agencies and the U.S. military. The facility has four European style road racing circuits and a 282 acre industrial park that houses a U.S. State Department training facility. Ms. Scott is a graduate of Southern Methodist University with a degree in Biology and English. Ms. Scott began her employment at Summit Point in 1987 and has extensive experience in all facets of the business. She should be elected to the Board based upon the business acumen she has gained in managing and operating a multi-faceted and highly successful company with nearly 200 employees. Additionally, Ms. Scott has gained experience working and negotiating with governmental entities which are becoming more and more prevalent in the bank’s local market area. Ms. Scott currently resides near Middleburg, Virginia and would provide good perspective on the Northern Virginia banking market should the company choose to expand into that area.

     C. Larry Togans is retired from the U. S. Geological Survey in Reston, VA where he served as the Deputy Branch Chief of Human Resources and Management Support. In his position, Mr. Togans served as special advisor to the Senior Executive Staff (SES) who manages more than 5000 geoscientists and technical support staff members. Mr. Togans received his Bachelors degree from Shepherd College. Mr. Togans should remain on the Board of Directors because he provides expertise in the human resources field that no other current Board member can provide. In addition to his professional background, he has served as Board member in a number of positions including serving on the Shepherd University Foundation and Jefferson County Board of Education. Mr. Togans has taken the time to advance his knowledge of banking and directorship by attending the West Virginia Community Bankers Directors College.

Ownership of Securities by Nominees, Directors and Officers

     The following table shows the amount of Potomac's outstanding common stock beneficially owned by nominees, directors and principal officers of Potomac individually and as a group. Beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security or if he or she has the right to acquire beneficial ownership of the security within sixty days. The information is furnished as of March 1, 2012, on which date 3,390,178 shares were outstanding.

				Aggregate
	Amount and Nature of		Shares Subject to a	Percent of
Nominees	of Beneficial Ownership		Right to Acquire **	Common Stock
Dr. Keith Berkeley
Ranson, WV 25438	5,686 shares	D	- -	.1677

Stanley L. Merson
Laurel, MD 20723	1,000 shares	D	- -	.0295

Barbara L. Scott
Marshall, VA 20115	2,656 shares	D	- -	.0783

John C. Skinner, Jr.
Charles Town, WV 25414	31,484 shares	D	5,250.9287

Non-Nominees

Robert F. Baronner, Jr.	32,315 shares	D
Charles Town, WV 25414	858 shares	I	18,280.9785

J. Scott Boyd	9,559 shares	D
Ranson, WV 25438	867 shares	I	5,250.3075

John P. Burns, Jr.	40,288 shares	D
Charles Town, WV 25414	2,040 shares	I	5,250	1.2486

Guy Gareth Chicchirichi
Charles Town, WV 25414	34,045 shares	D	5,250	1.0043

Margaret Cogswell
Martinsburg, WV 25403	6,906 shares	D	5,250.2037

Mary Clare Eros
Shepherdstown, WV 25443	50 shares	D	- -	.0015

William R. Harner
Charles Town, WV	13,818 shares	D	5,250.4076

Barbara H. Pichot
Kearneysville, WV 25430	7,790 shares	D	3,892.2298

C. Larry Togans
Charles Town, WV 25414	4,296 shares	D	3,892.1267

Officers (Non-Nominees)

Dean Cognetti
Charles Town WV 25414	500 shares	D	- -	.0147

Arch A. Moore, III
Charles Town WV 25414	4,300 shares	D	- -	.1268

All nominees, directors and
principal officers as a group
(14 persons)	198,458 shares			5.8539

D	Direct ownership
I	Indirect ownership
** Consists of options exercisable within 60 days of January 31, 2012.

     Although there is no formal written policy, the company expects all directors to attend the annual meeting of shareholders. Each of the twelve directors attended the annual meeting held on May 17, 2011.

     The Board of Directors hired a consultant in 2007 with the specific goal of evaluating the Board structure and function. It was decided that the Board Chairman should be a non-employee director of the company. There are several reasons for the decision.

     The CEO in a small community bank generally has more day-to-day activities to perform than an executive at larger institutions. Adding the responsibility of chairing the Board puts unnecessary demands on the CEO. Having a non-employee chairman allows for a more objective view of the operations of the company. Board members may feel uncomfortable reporting to the CEO considering he is hired by the Board members. Having a non-employee chairman has the added benefit of allowing concerns with the CEO to be reported to someone independent of the operations of the company. The consultant and the Board agreed that the separation provided better corporate governance. It is also considered a “best practice” in the banking industry.

     The Board of Directors is involved in the risk management of the company. All policies are approved by the Board on an annual basis. Risk oversight is further exhibited by the activities of the committees of the Board as described beginning on page 4 under the topic, “Committees of the Board”. Reports of these committees are given to the full Board on a regular basis.

Executive Compensation

     The company does not have a paid compensation consultant for the purpose of determining the compensation level of executive officers, directors or employees. We do have a human resources consultant that provides survey results and research information for the purpose of determining salary levels of all levels of employees. The use of this information is at the discretion of management. Neither the compensation committee nor the Board of Directors has hired an independent compensation consultant.

     Potomac's officers did not receive compensation as such during 2011. The Summary Compensation Table sets forth the annual and long-term compensation for services in all capacities to the bank for the fiscal years ended December 31, 2011, 2010 and 2009 of the named executive officers. Neither Potomac nor the bank has any stock option plans, employee stock ownership plans or other employee benefit plans except for the pension plan, 401(k) plan and stock incentive plan described in this proxy statement. No options were granted in 2011, 2010 and 2009.

SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
				Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($) **	($)	($)
Robert F. Baronner, Jr.	2009	207,593	- -	- -	- -	(2,127)	21,882	227,348
President and	2010	207,693	- -	- -	- -	28 467	28,341	264,501
Chief Executive Officer	2011	207,693	- -	- -	- -	60,768	31,624	300,085
Gayle Marshall Johnson *	2009	90,790	- -	- -	- -	109,482	4,325	204,597
Senior Vice President	2010	90,890	- -	- -	- -	57,308	7,664	155,862
and Chief Financial Officer	2011	68,768	- -	- -	- -	145,489	7,726	221,983
Dean Cognetti
Senior Vice President
and Chief Financial Officer	2011	63,712	- -	- -	- -	- -	9,283	72,995
Arch A. Moore, III
Executive Vice President
and Chief Lending Officer	2011	150,104	- -	- -	- -	- -	702	150,806

** This is a non-cash actuarial assumption that can go up or down based upon the rate of return on the pension’s investments and mortality rates as specified by the Third Party Administrator of the Bank of Charles Town Defined Benefit Plan. The Plan was “frozen” October 31, 2009 which means after that date, no new participants were admitted to the plan. Also as of that date, existing enrollees receive no further credit for the number of years employed at Bank of Charles Town. Most Bank of Charles Town employees now rely on the bank’s 401-k plan to fund their retirement.

     Each officer receives option awards, incentive and other compensation. Option awards are calculated by multiplying the grant date fair value by the number of options granted. The grant date fair value is calculated under the provisions set forth by FASB Accounting Standards Codification Topic 718. Non-equity incentive plan compensation is the incentives paid in cash as opposed to stock options.

     The All Other Compensation total in the Summary Compensation Table for each named executive officer can differ depending on their position. The table below provides the 2011 detail for this amount.

Components of All Other Compensation

		Company			Use of	Temporary
		Contributions	Director	Life	Company	Housing
		to 401 (k) Plan	Fees	Insurance	Vehicle	Allowance		Total
Name	Year	($)	($)	($)	($)	($)	Consulting	($)
Robert F. Baronner, Jr.	2011	16,595	10,800	946	3,283	-	-	31,624
Gayle Marshall Johnson *	2011	7,200	-	526	-	-	-	7,726
Dean Cognetti	2011	-	-	314	-	6,153	2,816	9,283
Arch A. Moore, III	2011	-	-	702	-	-	-	702

* Ms. Johnson retired as of August 31, 2011

     During 2003, the Potomac Board and the shareholders adopted and approved the 2003 Stock Incentive Plan which reserves 433,600 (183,600 original and 250,000 additional shares approved by shareholders in 2007) shares of common stock that may be granted as incentive stock options (“ISO”) and nonqualified or non-statutory stock options. No options were granted in 2009, 2010 and 2011.

     The following table provides detail of the outstanding stock options for each named executive officer. No options have been exercised as of December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards
	Number of	Number of
	Securities Underlying	Securities Underlying	Options
	Unexercised Options	Unexercised Options	Exercise	Options
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
Robert F. Baronner, Jr.	3,200	800	15.60	1/09/2017
	5,100	- -	17.25	1/10/2016
	5,100	- -	14.00	1/11/2015
	4,080	- -	11.28	2/10/2014
Gayle Marshall Johnson	1,632	408	15.60	1/09/2017
	2,652	- -	17.25	1/10/2016
	2,652	- -	14.00	1/11/2015
	2,040	- -	11.28	2/10/2014

     For each named executive officer above, an additional 20% of options granted for each year became exercisable on the anniversary of the grant dates in January 2012 and February 2012.

     Stock options vest 20% per year for a five year period. Fully vested options are eligible to be exercised for a period of 10 years after the grant date. Exercisable options represent 100% of the 2004 grant, 100% of the 2005 grant, 100% of the 2006 grant and 80% of the 2007 grant for each named executive officer.

Employee Benefit Plans

     Potomac’s defined benefit pension plan was frozen as of October 31, 2009. Employees were eligible to participate in the plan upon completion of at least one year of service and attainment of age 21. An employee included any person (but not including a person acting only as a director) who was regularly employed on a full-time basis. Benefits will be based on average compensation for the five consecutive full calendar years of service which produces the highest average as of October 31, 2009. No additional participants may enter the plan, and there will be no further increases in benefits due to increases in salaries and years of service.

     Normal retirement is at age 65 with the accrued monthly benefit determined on actual date of retirement. An employee may take early retirement from age 60 and the accrued monthly benefit as of the normal retirement date is actuarially reduced. There is no reduction if an employee is 62 years of age and has 30 years service.

     Compensation covered by the pension plan is based upon total pay. Effective for plan years beginning in 2009, Internal Revenue Code Section 401(a) (17) prohibits taking into account compensation in excess of $245,000 in determining one’s pension benefit. This amount remained unchanged for 2010 and 2011.

     During 2002, the company established a 401(k) profit sharing plan available initially to all full-time employees. In 2007, the plan was expanded to include part time employees. After initiation of the plan, employees become eligible to participate in the plan upon reaching age 21 and completing one year of service. Employees can make a salary deferral election authorizing the employer to withhold up to the amount allowed by law each calendar year. In conjunction with the freezing of the pension plan as described above, the company has increased the match for the 401(k) plan effective November 1, 2009. The employer may make a discretionary matching contribution each plan year. The employer may also make other discretionary contributions to the plan. Part time employees are not eligible to receive matching contributions under the current plan.

Personnel Committee Report on Executive Compensation

     The personnel committee is comprised of six members: one employee, Diane Armstrong (Human Resources Director); one employee director, Robert F. Baronner, Jr. (ex-officio); and four independent directors, Dr. Keith Berkeley, J. Scott Boyd, Guy Gareth Chicchirichi and John C. Skinner, Jr. The personnel committee reviews and recommends to the Board changes to the compensation levels of all executive officers of the bank. The committee seeks to attract and retain highly capable and well-qualified executives and to compensate executives at levels commensurate with their amount of service to the bank. The committee met November 22, 2011 to review and approve the bank's 2012 compensation levels. The bank's Chief Executive Officer reviews each executive officer's compensation and makes recommendations to the committee. The committee reviews these recommendations and independently evaluates each executive's job performance and contribution to the bank. The committee also considers the inflation rate and the compensation levels of executive officers holding similar positions with the bank's competitors. Compensation levels for executives of the bank are competitive when compared to these institutions.

     The Chief Executive Officer's salary is tied to the performance of the bank and is based on comparable salaries of Chief Executives of similar sized banking institutions. Robert F. Baronner, Jr. served on the committee and was the bank's Chief Executive Officer; however, he did not make any recommendations relating to his salary and was not present at committee meetings when his compensation was being discussed. Mr. Baronner did not receive an increase in salary during 2011, nor did he receive a bonus.

     In 2001 Potomac and the bank entered into a written employment agreement with Mr. Baronner. The first year’s base salary for 2001 for Mr. Baronner as stated in the employment agreement was set after discussions with a professional executive recruiter as well as research regarding market rates for similar positions for candidates with equivalent education and experience. The salary is set each year as the agreement renews and is based on performance goals of the bank and the bank’s profitability as discussed above.

     This report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Potomac specifically incorporates this report by reference, and shall not otherwise be filed under such Acts.

This report is submitted by:

Robert F. Baronner, Jr. (ex-officio)
Dr. Keith Berkeley
J. Scott Boyd
Guy Gareth Chicchirichi
John C. Skinner, Jr.

November 22, 2011

Employment Agreement

     Potomac and the bank have a written employment agreement with Robert F. Baronner, Jr., President and Chief Executive Officer of Potomac and the bank. The agreement is for a one-year term with automatic renewals for one year each, unless terminated by one of the parties. The agreement provided for an annual salary of $110,000 plus director’s fees in 2001. The subsequent annual salaries are set each year as the agreement renews. The personnel committee set the annual salary at $207,442 for 2012. Under the agreement, if Mr. Baronner’s employment is terminated (other than for cause), he is entitled to one year’s salary and benefits. In the event of an actual or constructive termination of Mr. Baronner’s employment after a change in control of Potomac or the bank, Mr. Baronner would receive two years’ compensation and benefits for 18 months.

Compensation of Directors

     Directors of Potomac were not compensated for their services as directors for 2011. Directors of the bank were compensated at the rate of $900 for each regular and each special Board meeting attended in 2011. The Chairman of the Board was paid $500 per month in addition to director and committee fees. Directors were compensated $110 for each committee meeting attended in 2011. Directors that serve on the audit committee were compensated $220 for each audit committee meeting attended in 2011. The audit committee member that is deemed the financial expert was compensated $330 dollars for each audit committee meeting attended in 2011. Directors who are operating officers of the bank are not compensated for committee meetings attended.

DIRECTOR COMPENSATION

	Fees Earned or Paid		All Other
	in Cash	Option Awards	Compensation	Total
Name	($)	($)	($)	($)
Dr. Keith Berkeley	13,220	- -	- -	13,220
J. Scott Boyd	13,540	- -	- -	13,540
John P. Burns, Jr.	12,550	- -	- -	12,550
Guy Gareth Chicchirichi	13,210	- -	- -	13,210
Margaret Cogswell	12,550	- -	- -	12,550
Mary Clare Eros	13,320	- -	- -	13,320
William R. Harner	12,990	- -	- -	12,990
Stanley L. Merson	12,660	- -	- -	12,660
Barbara H. Pichot	13,320	- -	- -	13,320
John C. Skinner, Jr.	19,760	- -	- -	19,760
C. Larry Togans	13,980	- -	- -	13,980

Certain Transactions with Directors, Officers and Their Associates

     Potomac and the bank have had, and expect to have in the future, transactions in the ordinary course of business with directors, officers, principal shareholders and their associates. All of these transactions remain on substantially the same terms, including interest rates, collateral and repayment terms on the extension of credit, as those prevailing at the same time for comparable transactions with unaffiliated persons, and in the opinion of management of Potomac and the bank, did not involve more than the normal risk of collectibility or present other unfavorable features.

     The company does not have a policy on related transactions. As stated in the previous paragraph, transactions with directors are on the same terms and require the same documentation as those transactions with unaffiliated persons. These transactions are voted on by the Board of Directors with the particular director absent for the discussion and voting. The transactions and voting are recorded in the minutes. These transactions are designated so the information is accessible as needed for reporting purposes.

2. RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the firm of Yount, Hyde & Barbour, P.C. to serve as independent auditors for Potomac for the calendar year 2012. If the shareholders do not ratify the appointment of Yount, Hyde & Barbour, P.C., the Board will consider the appointment of other auditors. Potomac is advised that no member of this accounting firm has any direct or indirect material interest in Potomac, or any of its subsidiaries.

     A representative of Yount, Hyde & Barbour, P.C., will be present at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires. The enclosed proxy will be voted "FOR" the ratification of the selection of Yount, Hyde & Barbour, P.C., unless otherwise directed. The affirmative vote of a majority of the shares of Potomac's common stock represented at the annual meeting of shareholders is required to ratify the appointment of Yount, Hyde & Barbour, P.C. Because a majority of the votes cast will be sufficient for the ratification of the appointment of Yount, Hyde & Barbour, P. C., neither broker non-votes nor abstentions will affect the outcome of the proposal. Any shares held in street name that are not voted (“broker non-votes”) will not be included in determining the number of votes cast.

     The Audit Committee and the Board of Directors unanimously recommend that shareholders vote “For” such ratification.

FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION

     Upon written request by any shareholder to Dean Cognetti, Sr. Vice President and Chief Financial Officer, Potomac Bancshares, Inc., 111 East Washington Street, PO Box 906, Charles Town, West Virginia 25414-0906, a copy of Potomac's 2011 Annual Report on Form 10-K will be provided without charge.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Potomac's directors and executive officers, and persons who own more than ten percent of a registered class of Potomac's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Potomac. Officers, directors and shareholders owning more than ten percent are required by SEC regulation to furnish Potomac with copies of all Section 16(a) forms which they file.

     To Potomac's knowledge, based solely upon review of the copies of such reports furnished to Potomac and written representations that no other reports were required, during the two fiscal years ended December 31, 2011, all Section 16(a) filing requirements applicable to its officers, directors and persons owning more than ten percent were complied with except as follows: the late filings by Directors J. Scott Boyd, John P. Burns, Jr. and Margaret Cogswell for one transaction, each, in 2011. Form 4’s for these transaction were filed in December 2011.

OTHER MATTERS

     If any of the nominees for election as directors should be unable to serve as a director by reason of death or other unexpected occurrence, a proxy will be voted for a substitute nominee or nominees designated by the Board of Potomac unless the Board of Directors adopts a resolution pursuant to the bylaws reducing the number of directors.

     The Board of Directors is unaware of any other matters to be considered at the meeting but, if any other matters properly come before the meeting, persons named in the proxy will vote such proxy in accordance with their judgment on such matters.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

     Any shareholder desiring to contact the Board of Directors or any individual director serving on the Board may do so by written communication mailed to: Board of Directors, Attention: (name of director(s), as applicable), c/o Corporate Secretary Dean Cognetti, Potomac Bancshares, Inc., PO Box 906, Charles Town WV 25414. Any proper communication so received will be processed by the Corporate Secretary as agent for the Board. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), the Corporate Secretary will prepare a summary of the communication for prompt delivery to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication. Any director may request the Corporate Secretary to produce for his or her review the original of the shareholder communication.

SHAREHOLDER PROPOSALS FOR 2013

     Any shareholder who wishes to have a proposal included in the company’s proxy statement for the next Annual Meeting of Shareholders pursuant to Securities Exchange Act Regulation 14a - 8 must submit the proposal to Robert F. Baronner, Jr., President and Chief Executive Officer of Potomac, at its executive offices, no later than December 3, 2012, to have it considered for inclusion in the proxy statement of the annual meeting in 2013. SEC rules establish a different deadline for submission of shareholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The deadline for these proposals is March 15, 2013 for the 2013 annual meeting. If a stockholder gives notice of such a proposal after this deadline, our proxies will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if it is raised at the annual meeting.

DIRECTIONS TO THE 2010 REGULAR ANNUAL MEETING OF SHAREHOLDERS

From the Charles Town Branch: Start on Washington Street proceeding east. Washington Street becomes U S Route 340 north. Proceed on U S Route 340 north approximately 4 miles to the entrance of the Quality Hotel Conference Center. Should you reach the traffic light at the entrance to the Town of Bolivar and/or the Harpers Ferry National Park, you have gone too far.

From Martinsburg, WV: Take Route 9 east to the U S Route 340 exit toward Charles Town/Harpers Ferry. Proceed to the traffic light. Make a left turn onto U S Route 340 north. Proceed on U S Route 340 north approximately 4 miles to the entrance of the Quality Hotel Conference Center. Should you reach the traffic light at the entrance to the Town of Bolivar and/or the Harpers Ferry National Park, you have gone too far.

From Winchester, VA: Take Route 7 east approximately 8 miles to U S Route 340 toward Berryville/Charles Town. Upon exiting Route 7 make a left turn onto U S Route 340 north at the traffic light at the end of the exit. Proceed approximately 15 miles to Charles Town, WV and merge onto U S Route 340 north. Proceed on U S Route 340 north approximately 4 miles to the entrance of the Quality Hotel Conference Center. Should you reach the traffic light at the entrance to the Town of Bolivar and/or the Harpers Ferry National Park, you have gone too far.

From Frederick, MD: Take U S Route 340 south approximately 20 miles to the entrance of the Quality Hotel Conference Center. Should you reach the traffic light at the intersection of Route 230, you have gone too far.

Robert F. Baronner, Jr.
President and Chief Executive Officer

Charles Town, West Virginia
April 3, 2012